UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 27, 2004

CLEVELAND-CLIFFS INC

(Exact Name of Registrant as Specified in Its Charter)

OHIO	1-8944	34-1464672

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio	44114-2589

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(216-694-5700)

(Former name or former address, if changed since last report)

ITEM 9. Regulation FD Disclosure.

Cleveland-Cliffs Inc published a News Release on July 27, 2004 as follows:

CLIFFS ANNOUNCES THE SALE OF IDLED HBI PLANT

     Cleveland, OH – July 27, 2004 – Cleveland-Cliffs Inc (NYSE:CLF) announced today that its affiliate, Cliffs and Associates Limited (CAL), jointly owned by a subsidiary of Cleveland-Cliffs Inc (82.3945%) and by Outokumpu Technology GmbH (17.6055%), a German company (formerly known as Lurgi Metallurgie GmbH), has closed on the sale of CAL’s idled CircoredTM Hot Briquette Iron (HBI) facility located in Trinidad and Tobago to International Steel Group Inc. (ISG).

     The terms of the sale include a purchase price of $8 million plus assumption of liabilities. In addition, CAL may receive up to $10 million in future payments contingent upon production and shipments. The license to the technology will transfer to ISG.

     Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

*  *  *  *  *

     References in this news release to “Cliffs” and “Company” include subsidiaries and affiliates as appropriate in the context.

     This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

     Actual results may differ materially from such statements for a variety of factors; such as: changes in laws and regulations and demand for steel and iron related products. Reference is made to other factors and risks that may cause such forward-looking statements to turn out differently, as set forth in the Company’s Annual Report for 2003 and reports on Form 10-K and 10-Q and in previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CLEVELAND-CLIFFS INC
By:	/s/ D. J. Gallagher Name: Donald J. Gallagher Title: Senior Vice President, Chief Financial Officer and Treasurer

Date: July 27, 2004

3